May 3, 2000


ConSyGen, Inc.
125 South 52nd Street
Suite 140
Tempe, AZ 85281

     Re: ConSyGen, Inc., a Texas corporation
         Registration Statement on Form S-8

Gentlemen:

          We are counsel for ConSyGen, Inc., a Texas corporation (the "Company"). We have been asked to deliver this opinion in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 (the "Registration Statement") relating to an aggregate of 5,000,000 shares of the Company's Common Stock, $.003 par value per share (the "Shares"). This opinion letter, together with Schedule A attached hereto (this "Opinion Letter"), is being rendered in connection with the filing of the Registration Statement.

          The 5,000,000 Shares covered by the Registration Statement are issuable under the Company's 2000 Combination Stock Option Plan (referred to herein as the "Plan").

          In connection with this Opinion Letter, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

          1. a certificate from the Secretary of State of the State of Texas dated March 28, 2000 as to the legal existence and good standing of the Company;

          2. a copy of the Articles of Incorporation of the Company, as amended to date, and a certificate of the Secretary that there have been no further amendments thereto;

          3. a copy of the Amended and Restated By-laws of the Company, certified by the Secretary of the Company as presently being in effect;

          4. certain proceedings of the directors of the Company relative to the Plan and Options granted under the Plan;

          5. the Plan;
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          6. a letter of recent date from the Company's transfer agent as to the issued and outstanding shares of the Company's Common Stock, $.003 par value per share;

          7. a representation letter dated April 12, 2000 from the Company and Howard R. Baer regarding consulting services provided to the Company by Mr. Baer; and

          8. the Registration Statement.

          We have assumed, for the purposes of our opinion herein, that any conditions to the issuance of the Shares under the Plan have been or will be satisfied in full.

          We  have,   without   independent   investigation,   relied  upon  the
representations and warranties of the various parties as to matters of objective fact contained in the Documents.

          In addition, this Firm, in rendering legal opinions, customarily makes certain assumptions which are described in Schedule A hereto. In the course of our representation of the Company in connection with the preparation of the Registration Statement, nothing has come to our attention which causes us to believe reliance upon any of these assumptions is inappropriate, and, with your concurrence, the opinion hereafter expressed is based upon those assumptions. The Enumerated Party referred to in Schedule A is the Company.

          We have not made any independent review or investigation of orders, judgments, rules or other regulations or decrees by which the Company or any of its property may be bound, nor have we made any independent investigation as to the existence of actions, suits, investigations or proceedings, if any, pending or threatened against the Company.

          With your concurrence, our opinion hereafter expressed is based solely upon (1) our review of the Documents, (2) discussions with those of our attorneys who have devoted substantive attention to the preparation of the Registration Statement, and (3) such review of published sources of law as we have deemed necessary.

          Our opinions contained herein are limited to the laws of the Commonwealth of Massachusetts and the Federal law of the United States of America. To the extent that the Plan or any agreement issued thereunder provides that it should be governed by the laws of any jurisdiction other than the Commonwealth of Massachusetts, our opinion regarding the Shares is being rendered as if only the internal laws of the Commonwealth of Massachusetts were applicable thereto, notwithstanding the governing law provisions of the Plan, any agreement issued thereunder to the contrary or that the Company is a Texas corporation.

          We express no legal opinion upon any matter other than that explicitly addressed below, and our express opinion therein contained shall not be interpreted to be an implied opinion upon any other matter.

          Based upon and subject to the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized and, when issued and paid for in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid, and non-assessable.

          We hereby consent to the reference to this firm in the Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                         Very truly yours,

                                         BROWN, RUDNICK, FREED & GESMER, P.C.

                                         By: /s/ John G. Nossiff, Jr.
                                             -----------------------------------
                                             John G. Nossiff, Jr., a Member

JGN:SRL:MSG

                                   SCHEDULE A

                         BROWN, RUDNICK, FREED & GESMER
                              STANDARD ASSUMPTIONS


          In rendering legal opinions, Brown, Rudnick, Freed & Gesmer makes certain customary assumptions described below:

1. Each natural person executing any of the Documents has sufficient legal capacity to enter into such Documents.

2. Each Document is accurate, complete and authentic, each original is authentic, each copy conforms to an authentic original and all signatures are genuine.

3. All official public records are accurate, complete and properly indexed and filed.

4. There has not been any mutual mistake of fact or misunderstanding, fraud, duress, or undue influence by or among any of the parties to the Documents.

5. The conduct of the parties to the Documents has complied in the past and will comply in the future with any requirement of good faith, fair dealing and conscionability.

6. The Enumerated Party will obtain all permits and governmental approvals required in the future and take all actions similarly required relevant to its performance of its obligations under the Documents.

7. All parties to or bound by the Documents will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Documents.

8. There are no agreements or understandings among the parties to or bound by the Documents, and there is no usage of trade or course of prior dealing among such parties, that would define, modify, waive, or qualify the terms of any of the Documents.